NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

KEYBANK RENEWS LONG-STANDING RELATIONSHIP WITH MARKETING SERVICES LEADER EPSILON

Purple@Epsilon Continues as Agency-of-Record; Over 15 Years of Marketing Support for KeyBank

DALLAS, Texas (Dec 3, 2009) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon subsidiary has signed an extension agreement with Cleveland-based KeyCorp (NYSE: KEY) to continue providing direct marketing services to KeyCorp’s KeyBank, through Epsilon’s agency, Purple@Epsilon.

An Epsilon client for over 15 years, KeyCorp is one of the nation’s largest bank-based financial services companies, providing investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies.

Under the terms of the extension agreement, Purple@Epsilon will remain KeyBank’s direct marketing agency-of-record, providing services that include integrated direct marketing strategy, direct mail production and analytic support. Epsilon’s team will focus on approximately 14 KeyBank lines of business, including consumer, small business, large corporate, wealth management, and more. The goals of the direct marketing efforts are to retain and cross-sell existing KeyBank customers, as well as acquire new KeyBank customers.

In addition to assisting KeyBank with strategic planning and development of its direct marketing programs, Epsilon will design the direct mailers that promote KeyBank’s products and services, which range from checking accounts and lines of credit to treasury management products and investment services. Beyond creative design, Epsilon will print and personalize the mail kits. Epsilon will also provide data and analytic services, such as data modeling, prospect list procurement and data file cleansing to help KeyBank target the right audience, maximize postal discounts, reduce the amount of undeliverable direct mail, and optimize overall marketing spend on campaigns.

“The expertise and strategic guidance we receive from Epsilon are tremendous. The team is truly an extension of our marketing team, and their flawless execution enables KeyBank to achieve our marketing goals year after year,” said Karen Haefling, chief marketing officer at KeyBank. “We are pleased to see our relationship with Epsilon evolve as both of our organizations also grow and thrive.”

According to Bryan Kennedy, president of Epsilon, “The tenure of our relationship with KeyBank is a testament to the work we do and our commitment to provide fresh thinking for each and every campaign we send on our client’s behalf. KeyBank is committed to delivering an exceptional customer experience and Epsilon helps reinforce and enhance that commitment through multiple customer touchpoints. For 40 years Epsilon has achieved marketing results for clients in virtually every industry by executing highly targeted, data-driven campaigns that appeal to consumers, and drive sales and growth.”

About KeyCorp

Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $97 billion. BusinessWeek Magazine named Key the top bank in its Customer Service Champ 2009 edition, ranking Key 11th out of the top-25 companies that include many known for their customer service acumen. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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